Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Suite 1000
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES FIRST QUARTER 2013 RESULTS
Reaffirms 2013 earnings guidance

MADISON, Wis. - May 3, 2013 - Alliant Energy Corporation (NYSE: LNT) today announced first quarter U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings per share (EPS) from continuing operations as follows:

	Adjusted (non-GAAP) EPS from Continuing Operations		GAAP EPS from Continuing Operations
	Q1 2013	Q1 2012	Q1 2013	Q1 2012
Utility and Corporate Services	$0.66	$0.38	$0.60	$0.24
Non-regulated and Parent	0.06	0.12	0.06	0.12
Alliant Energy Consolidated	$0.72	$0.50	$0.66	$0.36

“I am pleased with the solid financial results produced in the first quarter of 2013,” said Patricia Kampling, Alliant Energy Chairman, President and CEO. “The results reflect our financial discipline and focus on earning our authorized returns while managing rate impacts to our customers.”

Utility and Corporate Services - Alliant Energy’s Utility and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $0.66 per share of non-GAAP EPS from continuing operations in the first quarter of 2013, which was $0.28 per share higher than the first quarter of 2012. First quarter of 2013 weather was only slightly cooler than normal, but when compared to last year’s record warm winter, the utilities realized a positive impact on electric and gas sales of $0.14 per share. Higher income from Interstate Power and Light Company’s (IPL’s) tax benefit riders also positively impacted 2013 first quarter earnings, but is not expected to have a material impact on 2013 total year earnings.

Non-regulated and Parent - Alliant Energy’s non-regulated and parent operations generated $0.06 per share of non-GAAP EPS from continuing operations in the first quarter of 2013, which was $0.06 per share lower than the first quarter of 2012. Lower income at the parent business from the impacts of IPL’s tax benefit riders contributed to the lower non-regulated and parent earnings for the first quarter of 2013, but is not expected to have a material impact on 2013 total year earnings. Anticipated losses related to the Franklin County wind project also contributed to lower quarter-over-quarter earnings.

Earnings Adjustments - First quarter 2013 non-GAAP EPS excludes charges of $0.06 per share resulting from IPL’s and WPL’s preferred stock redemptions. First quarter 2012 non-GAAP EPS excludes charges of $0.14 per share from adjustments consisting of increased tax obligations at the utilities due to state apportionment changes caused by the RMT sale. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP. Refer to page 5 of this document for additional details of the earnings adjustments for the first quarters of 2013 and 2012.

Details regarding GAAP EPS from continuing operations variances between the first quarters of 2013 and 2012 for Alliant Energy’s operations are as follows:

	GAAP EPS
	Q1 2013	Q1 2012
Utility and Corporate Services	$0.60	$0.24
Non-regulated and Parent	0.06	0.12
Alliant Energy Consolidated	$0.66	$0.36

	Q1 2013	Q1 2012	Variance
Utility and Corporate Services operations:
Non-recurring state income tax impacts in 2012	$—	($0.14)	$0.14
Weather impact on electric and gas sales	0.02	(0.12)	0.14
Electric and gas tax benefit riders impact at IPL (timing between quarters)	(0.02)	(0.09)	0.07
Charges associated with preferred stock redemptions at IPL and WPL in 2013	(0.06)	—	(0.06)
Higher depreciation expense (primarily related to Riverside)			(0.04)
Capacity charges related to Riverside in 2012	—	(0.03)	0.03
Revenue requirement adjustment related to tax benefits at IPL	0.03	—	0.03
Lower energy conservation cost recovery amortizations at WPL			0.03
Retail gas base rate changes effective in January 2013			(0.02)
Other			0.04
Total Utility and Corporate Services operations			$0.36
Non-regulated and Parent operations:
Electric and gas tax benefit riders impact at Parent (timing between quarters)	0.02	0.06	($0.04)
Franklin County wind project losses in 2013			(0.02)
Total Non-regulated and Parent operations			($0.06)

Non-recurring state income tax impacts in 2012 - Alliant Energy utilizes state apportionment projections to record its deferred tax assets and liabilities for each reporting period. These state apportionment projections are significantly impacted by the estimated amount of revenues expected in the future from each state jurisdiction for Alliant Energy’s consolidated tax group, including both its regulated and non-regulated operations. The forecasted amount of revenues from each state jurisdiction for Alliant Energy’s consolidated tax group changed materially in the first quarter of 2012 due to the planned sale of the RMT business. The change in the state apportionment projections resulted in non-recurring state income tax charges of $15 million ($8 million at IPL and $7 million at WPL), or $0.14 per share in the first quarter of 2012. The sale of RMT was completed in the first quarter of 2013 and no further tax apportionment adjustments are anticipated as a result of the sale of RMT.

Weather impact on electric and gas sales - Weather in Alliant Energy’s service territory in the first quarter of 2012 was among the warmest on record with approximately 22 percent fewer heating degree days than normal. The impact of the mild weather on Alliant Energy’s electric and gas sales in the first quarter of 2012 was estimated to be a $22 million reduction in electric and gas margins, or $0.12 per share. During the first quarter of 2013, weather was cooler than normal resulting in increased earnings of $0.02 per share.

Electric and gas tax benefit riders - In 2011 and 2012, IPL received rate orders from the Iowa Utilities Board authorizing IPL to implement its proposed electric and gas tax benefit riders, respectively, which utilize income tax benefits from certain tax initiatives to provide retail electric and gas customers in Iowa credits on their electric bills. These credits on customers’ electric bills reduced IPL’s electric revenues by $83 million during 2012. Credits on customers’ electric and gas bills are expected to reduce IPL’s electric and gas revenues by approximately $56 million and $12 million, respectively, during calendar year 2013. Due to timing of the tax credits, the tax benefit riders result in considerable quarter-over-quarter variation in EPS at IPL as well as the Parent. The credit on customer bills is based on kilowatt-hour usage (electric) and a monthly distribution charge (gas), which are fairly consistent throughout the year. However, the offsetting tax benefits are recorded as a percentage of expected earnings for IPL and for Alliant Energy each quarter, which fluctuate significantly causing the considerable quarter-over-quarter variation. The following table shows the estimated quarterly impacts of the tax benefit riders on EPS at IPL and the Parent for 2013 and 2012:

	Q1-13	Q2-13	Q3-13	Q4-13	2013
IPL - electric and gas	($0.02)	($0.07)	$0.14	($0.05)	$—
Parent	0.02	0.03	(0.08)	0.03	—
	$—	($0.04)	$0.06	($0.02)	$—

	Q1-12	Q2-12	Q3-12	Q4-12	2012
IPL - electric	($0.09)	($0.05)	$0.18	($0.04)	$—
Parent	0.06	0.04	(0.12)	0.02	—
	($0.03)	($0.01)	$0.06	($0.02)	$—

Revenue requirement adjustment related to tax benefits at IPL - In February 2013, the IUB issued an order allowing IPL to recognize a revenue requirement adjustment related to certain tax benefits from tax accounting method changes.

2013 Earnings Guidance

Alliant Energy is reaffirming its 2013 earnings per share guidance as follows:

Utility and Corporate Services	$2.90 - $3.10
Non-regulated and Parent	0.05 - 0.15
Alliant Energy Consolidated	$2.95 - $3.25

The 2013 earnings guidance does not include the impacts of any non-cash valuation adjustments, regulatory-related charges or credits, reorganization or restructuring charges, discontinued operations, future changes in laws or regulations, charges related to preferred stock redemptions, adjustments made to deferred tax assets and liabilities from valuation allowances, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings or changes in generally accepted accounting principles that may impact the reported results of Alliant Energy.

Drivers for Alliant Energy’s 2013 earnings guidance include, but are not limited to:

•	Stable economy and resulting implications on utility sales

•	Normal weather and operating conditions in its utility service territories for the remainder of the year

•	Ability of IPL and WPL to earn their authorized rates of return

•	Ability of WPL to recover future purchased power, fuel and fuel-related costs through rates in a timely manner

•	Continuing cost controls and operational efficiencies

•	Execution of IPL’s and WPL’s capital expenditure plans

•	Consolidated effective tax rate of 13%

Earnings Conference Call

A conference call to review the first quarter of 2013 results is scheduled for Friday, May 3rd at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer Patricia Kampling and Chief Financial Officer Tom Hanson will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-221-9591 (United States or Canada) or 913-312-1434 (International), passcode 8244179. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through May 10, 2013, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 8244179. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Resources, LLC, the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 1 million electric and 415,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expect,” “anticipate,” “plan,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•	federal and state regulatory or governmental actions, including the impact of energy, tax, financial and health care legislation, and of regulatory agency orders;

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, fuel costs, transmission costs, deferred expenditures, capital expenditures, and remaining costs related to generating units that may be permanently closed, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	the ability to continue cost controls and operational efficiencies;

•	the impact of IPL’s retail electric base rate freeze in Iowa through 2013;

•	the impact of WPL’s retail electric and gas base rate freeze in Wisconsin through 2014;

•	weather effects on results of utility operations including impacts of temperature changes in IPL’s and WPL’s service territories on customers’ demand for electricity and gas;

•	the impact of the economy in IPL’s and WPL’s service territories and the resulting impacts on sales volumes, margins and the ability to collect unpaid bills;

•	the impact of energy efficiency, franchise retention and customer owned generation on sales volumes and margins;

•
developments that adversely impact Alliant Energy’s, IPL’s and WPL’s ability to implement their strategic plan, including unanticipated issues with new emission controls equipment for various coal-fired generating facilities of IPL and WPL, IPL’s construction of its proposed natural gas-fired electric generating facility in Iowa, Alliant Energy Resources, LLC’s selling price of the electricity output from its 100 megawatt Franklin County wind project, and the potential decommissioning of certain generating facilities of IPL and WPL;

•
issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and the price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that fuel and fuel-related prices may have on IPL’s and WPL’s customers’ demand for utility services;

•
issues associated with environmental remediation and environmental compliance, including final approval of and compliance with the Consent Decree between WPL, the Sierra Club and the U.S. Environmental Protection Agency (EPA), future changes in environmental laws and regulations and litigation associated with environmental requirements;

•	the ability to defend against environmental claims brought by state and federal agencies, such as the EPA, or third parties, such as the Sierra Club;

•	the ability to recover through rates all environmental compliance and remediation costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•	the direct or indirect effects resulting from terrorist incidents, including cyber terrorism, or responses to such incidents;

•	the impact of a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•
impacts of future tax benefits from deductions for repairs expenditures and mixed service costs and temporary differences from historical tax benefits from such deductions that are included in rates when the differences reverse in future periods;

•	any material post-closing adjustments related to any past asset divestitures, including the sale of RMT, Inc.;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•
issues related to electric transmission, including operating in Regional Transmission Organization (RTO) energy and ancillary services markets, the impacts of potential future billing adjustments and cost allocation changes from RTOs and recovery of costs incurred;

•	unplanned outages, transmission constraints or operational issues impacting fossil or renewable generating facilities and risks related to recovery of resulting incremental costs through rates;

•
Alliant Energy’s ability to successfully pursue appropriate appeals with respect to, and any liabilities arising out of, the alleged violation of the Employee Retirement Income Security Act of 1974 by the Alliant Energy Cash Balance Pension Plan;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or additional restructurings;

•
impacts that storms or natural disasters, including floods, droughts and forest or prairie fires, in IPL’s and WPL’s service territories may have on their operations and recovery of, and rate relief for, costs associated with restoration activities;

•	the impact of distributed generation in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•	access to technological developments;

•	material changes in retirement and benefit plan costs;

•	the impact of performance-based compensation plans accruals;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies;

•	the impact of changes to production tax credits for wind projects;

•	the impact of adjustments made to deferred tax assets and liabilities from state apportionment assumptions;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the ability to successfully complete tax audits, changes in tax accounting methods and appeals with no material impact on earnings and cash flows; and

•	factors listed in the “2013 Earnings Guidance” sections of this press release.

Without limitation, the expectations with respect to 2013 earnings guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
FIRST QUARTER 2013 EARNINGS SUMMARY

A summary of Alliant Energy’s first quarter 2013 results compared to first quarter 2012 results is as follows:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	Q1 2013	Q1 2012	Q1 2013	Q1 2012	Q1 2013	Q1 2012
IPL	$0.21	($0.04)	$0.05	$0.08	$0.26	$0.04
WPL	0.38	0.28	0.01	0.06	0.39	0.34
Corporate Services	0.01	—	—	—	0.01	—
Subtotal for Utility and Corporate Services	0.60	0.24	0.06	0.14	0.66	0.38
Non-regulated and Parent	0.06	0.12	—	—	0.06	0.12
EPS from continuing operations	0.66	0.36	0.06	0.14	0.72	0.50
EPS from discontinued operations	(0.03)	(0.04)	—	—	(0.03)	(0.04)
Alliant Energy Consolidated	$0.63	$0.32	$0.06	$0.14	$0.69	$0.46

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	Q1 2013	Q1 2012	Q1 2013	Q1 2012	Q1 2013	Q1 2012
IPL	$22.9	($4.7)	$5.4	$8.1	$28.3	$3.4
WPL	42.0	31.1	1.0	7.0	43.0	38.1
Corporate Services	1.5	—	—	—	1.5	—
Subtotal for Utility and Corporate Services	66.4	26.4	6.4	15.1	72.8	41.5
Non-regulated and Parent	6.5	12.9	—	0.1	6.5	13.0
Total earnings from continuing operations	72.9	39.3	6.4	15.2	79.3	54.5
Loss from discontinued operations	(3.0)	(4.4)	—	—	(3.0)	(4.4)
Alliant Energy Consolidated	$69.9	$34.9	$6.4	$15.2	$76.3	$50.1

Adjusted, or non-GAAP, operating earnings for the first quarters of 2013 and 2012 do not include the following items (after-tax) that were included in the reported GAAP earnings:

	Non-GAAP Income (Loss)		Non-GAAP EPS
	Adjustments (in millions)		Adjustments
	Q1 2013	Q1 2012	Q1 2013	Q1 2012
Utility and Corporate Services Operations:
Charges associated with preferred stock redemptions at IPL and WPL	($6.4)	$—	($0.06)	$—
Non-recurring state income tax impacts	—	(15.1)	—	(0.14)
Subtotal for Utility and Corporate Services Operations	(6.4)	(15.1)	(0.06)	(0.14)
Non-regulated and Parent Operations:
Non-recurring state income tax impacts	—	(0.1)	—	—
Subtotal for Non-regulated and Parent Operations	—	(0.1)	—	—
Alliant Energy Consolidated	($6.4)	($15.2)	($0.06)	($0.14)

ALLIANT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2013	2012
	(in millions)
Operating revenues:
Utility:
Electric	$633.2	$572.4
Gas	197.3	167.1
Other	17.2	13.7
Non-regulated	11.9	12.5
	859.6	765.7
Operating expenses:
Utility:
Electric production fuel and energy purchases	179.1	159.9
Purchased electric capacity	57.0	61.5
Electric transmission service	103.7	81.4
Cost of gas sold	128.0	104.8
Other operation and maintenance	150.2	150.0
Non-regulated operation and maintenance	2.2	4.2
Depreciation and amortization	92.6	83.0
Taxes other than income taxes	26.1	25.3
	738.9	670.1
Operating income	120.7	95.6
Interest expense and other:
Interest expense	42.6	38.9
Equity income from unconsolidated investments, net	(10.7)	(9.4)
Allowance for funds used during construction	(5.6)	(3.8)
Interest income and other	(0.8)	(1.1)
	25.5	24.6
Income from continuing operations before income taxes	95.2	71.0
Income taxes	12.1	27.7
Income from continuing operations, net of tax	83.1	43.3
Loss from discontinued operations, net of tax	(3.0)	(4.4)
Net income	80.1	38.9
Preferred dividend requirements of subsidiaries	10.2	4.0
Net income attributable to Alliant Energy common shareowners	$69.9	$34.9

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2013	Dec. 31, 2012
	(in millions)
ASSETS:
Property, plant and equipment:
Utility plant in service, net of accumulated depreciation	$6,927.3	$6,942.3
Utility construction work in progress	513.3	418.8
Other property, plant and equipment, net of accumulated depreciation	473.0	476.9
Current assets:
Cash and cash equivalents	53.4	21.2
Other current assets	817.0	973.1
Investments	321.6	319.0
Other assets	1,628.3	1,634.2
Total assets	$10,733.9	$10,785.5
CAPITALIZATION AND LIABILITIES:
Capitalization:
Alliant Energy Corporation common equity	$3,145.9	$3,134.9
Cumulative preferred stock of subsidiaries, net	200.0	205.1
Noncontrolling interest	1.8	1.8
Long-term debt, net (excluding current portion)	3,121.9	3,136.6
Total capitalization	6,469.6	6,478.4
Current liabilities:
Current maturities of long-term debt	1.5	1.5
Commercial paper	243.4	217.5
Other current liabilities	793.2	801.0
Other long-term liabilities and deferred credits	3,226.2	3,287.1
Total capitalization and liabilities	$10,733.9	$10,785.5

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2013	2012
	(in millions)
Cash flows from operating activities	$198.6	$215.0
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(153.2)	(122.1)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(14.1)	(13.5)
Proceeds from Franklin County wind project cash grant	62.4	—
Other	(14.8)	0.5
Net cash flows used for investing activities	(119.7)	(135.1)
Cash flows used for financing activities:
Common stock dividends	(52.2)	(49.9)
Proceeds from issuance of preferred stock	200.0	—
Payments to redeem preferred stock	(211.0)	—
Net change in commercial paper	10.9	(20.8)
Other	5.6	10.3
Net cash flows used for financing activities	(46.7)	(60.4)
Net increase in cash and cash equivalents	32.2	19.5
Cash and cash equivalents at beginning of period	21.2	11.4
Cash and cash equivalents at end of period	$53.4	$30.9

KEY FINANCIAL STATISTICS

	March 31, 2013	March 31, 2012
Common shares outstanding (000s)	110,922	110,962
Book value per share	$28.36	$27.01
Quarterly common dividend rate per share	$0.47	$0.45

KEY OPERATING STATISTICS

	Three Months Ended March 31,
	2013	2012
Utility electric sales (000s of MWh)
Residential	2,049	1,863
Commercial	1,545	1,515
Industrial	2,697	2,815
Retail subtotal	6,291	6,193
Sales for resale:
Wholesale	884	757
Bulk power and other	151	85
Other	40	37
Total	7,366	7,072
Utility retail electric customers (at March 31)
Residential	845,409	842,830
Commercial	137,823	136,924
Industrial	2,864	2,857
Total	986,096	982,611
Utility gas sold and transported (000s of Dth)
Residential	13,886	10,527
Commercial	8,967	7,103
Industrial	996	952
Retail subtotal	23,849	18,582
Transportation / other	16,459	13,120
Total	40,308	31,702
Utility retail gas customers (at March 31)
Residential	369,791	367,849
Commercial	45,830	45,673
Industrial	449	494
Total	416,070	414,016

Estimated margin increases (decreases) from impacts of weather (in millions) -
	Three Months Ended March 31,
	2013	2012
Electric margins	$3	($12)
Gas margins	1	(10)
Total weather impact on margins	$4	($22)

	Three Months Ended March 31,
	2013	2012	Normal (a)
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	3,521	2,692	3,425
Madison, Wisconsin (WPL)	3,745	2,717	3,511
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	—	28	1
Madison, Wisconsin (WPL)	—	26	—

(a) HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.